EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Pure Cycle Corporation:

We hereby consent to the incorporation by reference in the registration statement (No. 333-114568) on Form S-8 of our reports dated November 10, 2006, relating to the financial statements and the effectiveness of internal control over financial reporting of Pure Cycle Corporation, which reports appear in the August 31, 2006 annual report on Form 10-K of Pure Cycle Corporation.  Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of August 31, 2006.

/s/ Anton Collins Mitchell LLP

Anton Collins Mitchell LLP
November 20, 2006